Exhibit 99.10

NINTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

FORTUNE BRANDS, INC.

THIS NINTH AMENDMENT, dated as of the thirty-first day of March, 2006, unless otherwise specified herein, by and between Fidelity Management Trust Company (the “Trustee”) and Fortune Brands, Inc. (the “Sponsor” or “Fortune”);

WITNESSETH:

WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan, and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the “Plan”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 19 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Sponsor hereby amend the Trust Agreement by:

(1)	Amending Section 6(a), Fortune Common Stock, to add the following flush language after the first paragraph:

The NAV shall be adjusted for gains or losses realized on sales of Fortune Common Stock, appreciation or depreciation in the value of those shares owned, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund.

For the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan only: Dividends on shares of Fortune Common Stock held in the Stock Fund shall be: (A) paid to Participants in cash; or (B) retained by the Trustee in the Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have not elected to have dividends paid in cash. In the absence of valid Participant direction to the contrary, a Participant shall be deemed to have directed the Trustee to retain the dividend in the Stock Fund and use any dividend to allocate additional units of such fund to the account of such Participant. The Trustee shall pay out or reinvest the dividend in accordance with the Schedule of Cash Dividend Operating Procedures attached hereto.

(2)	Amending the Schedule of Fees to add the following:

Dividend Pass-Through Fee:	$47,000 per year, payable pro rata quarterly $10,00 for each dividend check that is cut $0 for each dividend sent via EFT

Fortune Brands, Inc. (LPS)
9th Amendment/Trust

This fee is based on the following assumptions,

in addition to those set forth in the Note section:

•	Dividends will be distributed quarterly

•	The default option for receiving dividends will be reinvestment into the Stock Fund.

IN WITNESS WHEREOF, the Trustee and Sponsor have caused this Ninth Amendment to be . executed by their duly authorized officers effective as of the day and year first above written.

FORTUNE BRANDS, INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	3/22/06	By:		3/22/06
	Date		FMTC Authorized Signatory	Date

Fortune Brands, Inc. (LPS)	2
9th Amendment/Trust

FORTUNE BRANDS, INC. SAVINGS PLANS MASTER TRUST

Schedule of Cash Dividend Operating Procedures

Fortune Brands (“the Sponsor”) and Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) hereby agree that the cash dividend pass-through program with respect to the Fortune Brands Stock Fund (the “Stock Fund”) shall be administered in accordance with the following procedures.

Definitions:

“Business Day” shall mean any day the New York Stock Exchange is open for business.

“Dividend Payable Date” shall mean the business day Fidelity receives funding for the Stock Fund dividends from the transfer agent.

Procedures;

1. The Sponsor shall, as soon as practicible, inform Fidelity of the expected dividend dates (record date, ex-dividend date and payment date) and the anticipated amount of the dividend.

2. Fidelity shall determine the amount of dividends attributable to each participant eligible for the dividend pass-through, and who is invested in the Stock Fund on ex-dividend date, as follows: Fidelity shall calculate the dividend per unit in the Stock Fund by dividing the total dividend received for shares held within the Stock Fund by the total number of units outstanding on ex-dividend date. The amount of dividend attributable to each eligible participant shall be determined by multiplying the dividend per unit by the amount of units held by each eligible participant on ex-dividend date.

3. On the day of the Dividend Payable Date, the transfer agent shall wire to Fidelity the funding for the dividends paid to the Fortune Brands Retirement Savings Plan and to the Fortune Brands Retirement Hourly Savings Plan as calculated under Section 2 above.

4. Each Dividend Payable Date, for eligible participants who have elected to receive their dividends in cash, Fidelity shall begin the processing of participant checks or EFT. Participants receiving a dividend of less than $10 and participants failing to make a distribution election will have their dividend reinvested in the Stock Fund.

5. Fidelity shall issue IRS Form 1099-DIV to participants no later than January 31 of the year following the year in which participants received dividends in cash.

Fortune Brands, Inc. (LPS)	3
9th Amendment/Trust